Exhibit 1


                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                                  RELEVANT FACT


GERDAU S.A., in compliance with the terms of CVM's Regulation n(degree). 358 of January 03, 2002 communicates that beginning on December 2, 2002 the "Depositary Receipts - DR" Program of preferred shares issued by the Company in Spain will be implemented after the approval from the Comissao de Valores Mobiliarios - CVM, from the Brazilian Central Bank - Banco Central do Brasil - BACEN, and after being included in the "Latibex" list.


The Program has the following characteristics:

1.   Type and class of the shares: preferred.

2.   Ratio: each DR corresponds to 1,000 (one thousand) preferred shares.

3. Custodian Institution: Companhia Brasileira de Liquidacao e Custodia S.A. - CBLC.

4.   Depository Institution: Servicio de Compensacion y Liquidacion Valores -
     SCL.

5.   Market Specialist: Santander Central Hispano.

6.   Approvals: CVM - Official Notice/CVM/SRE/RDR/2002/005 dated of May 23, 2002

                BACEN - Register RDE R0200049 of November 21, 2002.

7.   The shares will be traded under the code XGGB.

The operating procedures for the issuing and canceling of the DRs may be obtained at the Companhia Brasileira de Liquidacao e Custodia - CBLC, located on Rua XV de Novembro, 275 - 6th floor - ZIP CODE 01013-001 - Sao Paulo-SP.


                        Rio de Janeiro, December 2, 2002.

                               Osvaldo B. Schirmer
                            Executive Vice-President
                         Director of Investor Relations